Ohr Pharmaceutical, Inc. 8-K

Exhibit 99.1

Ohr Pharmaceutical Announces Fiscal Third Quarter 2017 Earnings

Management to Host a Conference Call and Webcast at 5:00pm Eastern Time Today

NEW YORK, New York – August 8, 2017 – Ohr Pharmaceutical, Inc. (NASDAQ: OHRP), a clinical-stage pharmaceutical company developing novel therapies for ophthalmic diseases, today reported results for its fiscal third quarter ended June 30, 2017.

“Our near-term priority is completing the “MAKO” study investigating Squalamine combination therapy in the treatment of wet AMD,” stated Jason Slakter, MD, Chief Executive Officer of Ohr.  “Over 200 patients are enrolled and, following our decision to amend the trial, we expect top-line data in early calendar 2018. Our confidence in Squalamine remains high and we believe that, as part of combination therapy, it has the potential to provide improved and sustained vision gains, and set a new standard of care in wet-AMD. During the quarter, we received net proceeds of approximately $12.7 million from a public offering, which fully funds the Company through data readout from the MAKO study and into 2018.”

Third Quarter and Recent Corporate Highlights

●	The ongoing MAKO clinical study is being conducted to evaluate the efficacy and safety of Squalamine given in combination with Lucentis® for treatment naive patients with wet-AMD
	○	In April, the Company announced that, for strategic reasons, it was amending the study to enable efficacy analyses approximately a year earlier than previously planned. Top-line efficacy data are expected in early calendar 2018.
	○	More than 200 subjects have been enrolled in the MAKO study. Patients receive their assigned study treatment of monthly Lucentis® and either topical Squalamine or placebo twice daily, and undergo scheduled visits and assessments through nine months.
	○	The primary endpoint is an assessment of visual acuity at nine months. The patient population is the same as that identified from the prior IMPACT study as having the greatest potential to benefit from Squalamine combination therapy.
	○	The Data Safety Monitoring Committee (DSMC) has confirmed that there are no safety concerns and recommended the study continue as planned.
●	In April, we received net proceeds of approximately $12.7 million from the sale of our common stock and warrants in a public offering.
●	The Honorable Mike Ferguson was appointed a Director and Chairman of the Board of Directors.
	○	He served for nearly a decade in the House of Representatives. As Vice Chairman of the House health subcommittee, he led policy reforms including the creation of the Medicare Part D prescription drug benefit and pharmaceutical and medical device user fee reauthorizations.
	○	Mr. Ferguson is Senior Advisor and Leader of the Federal Policy Team at Baker Hostetler LLP, one of the nation’s largest law firms, and is a member of the Board of Directors of NanoVibronix Inc.

Financial Results for the Third Fiscal Quarter ended June 30, 2017

●	For the quarter ended June 30, 2017, the Company reported a net loss of approximately $3.9 million, or ($0.07) per share, compared to a net loss of approximately $7.7 million, or ($0.24) per share, in the same period of 2016.
●	For the quarter ended June 30, 2017, total operating expenses were approximately $3.9 million, consisting of $1.4 million in general and administrative expenses, $2.2 million of research and development expenses, and $0.3 million in depreciation and amortization. This compares to total operating expenses of approximately $7.6 million, consisting of approximately $1.7 million in general and administrative expenses, $5.6 million in research and development expenses, and $0.3 million in depreciation and amortization in the same period of 2016.
●	At June 30, 2017, the Company had cash and cash equivalents of approximately $18.1 million, compared to cash and cash equivalents of approximately $12.5 million at September 30, 2016.

Financial Results for the Nine Months Ended June 30, 2017

●	For the nine months ended June 30, 2017, the Company reported a net loss of approximately $18.6 million, or ($0.45) per share, compared to a net loss of approximately $19.1 million, or ($0.61) per share, in the same period of 2016.
●	For the nine months ended June 30, 2017, total operating expenses were approximately $18.5 million, consisting of $4.6 million in general and administrative expenses, $13.2 million of research and development expenses, and $0.9 million in depreciation and amortization. This compares to total operating expenses of approximately $17.8 million, consisting of $5.8 million in general and administrative expenses, $11.8 million of research and development expenses, and $0.9 million in depreciation and amortization in the same period of 2016.

Conference Call & Webcast

Tuesday, August 8th @ 5pm Eastern Time

Domestic:	877-407-0789
International:	201-689-8562
Conference ID:	13665443
Webcast:	http://public.viavid.com/index.php?id=125142

Replays – Available through August 15, 2017

Domestic:	844-512-2921
International:	412-317-6671
Conference ID:	13665443

About Ohr Pharmaceutical, Inc.
Ohr Pharmaceutical, Inc. (OHRP) is a clinical-stage pharmaceutical company developing novel therapies for ophthalmic diseases. The company's lead drug candidate, Squalamine lactate ophthalmic solution, 0.2% (also known as OHR-102), is currently being studied using an eye drop formulation in an ongoing clinical trial for the treatment of the wet form of age-related macular degeneration.  In addition, Ohr has a sustained-release micro fabricated micro-particle ocular drug delivery platform technology. Additional information on the company may be found at www.ohrpharmaceutical.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made only as the date thereof, and we undertake no obligation to update or revise the forward-looking statement whether as a result of new information, future events or otherwise. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including our ability to raise sufficient funds to perform and conclude clinical trials, the financial resources available to us, the ability to negotiate and conclude a strategic partnership, the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments, and general economic conditions. Shareholders and prospective investors are cautioned that no assurance of the efficacy of pharmaceutical products can be claimed or assured until final testing; and no assurance or warranty can be made that the FDA will approve final testing or marketing of any pharmaceutical product. Our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q discuss some of the important risk factors that may affect our business, results of operations and financial condition.

Contact:

Ohr Pharmaceutical Inc.	LifeSci Advisors, LLC
Investor Relations	Michael Wood
888-388-2327	646-597-6983
ir@ohrpharmaceutical.com	mwood@lifesciadvisors.com

Lucentis® is a registered trademark of Genentech, Inc.